EXHIBIT 10.13

Letter of Engagement

Amiworld, Inc.

May 28, 2008

The following sets forth the agreement (this “Agreement”) for the engagement of Trilogy Capital Partners, Inc. (“Trilogy”) by Amiworld, Inc. (“AMWO” or the “Company”):

1. Term and Termination

Twelvemonths, commencing as of the date set forth above (the “Initial Term”), and terminable thereafter by Trilogy upon 30 days’ prior written notice to the Company. The Agreement is also terminable by the Company at any time after the sixth (6th) month upon 30 days’ prior written notice to Trilogy if the Company, in its sole judgment, deems the services and performance of Trilogy do not meet the expectations of the Company. The Initial Term shall commence on the date set forth above (the “Commencement Date”).

2. Objective

The development and implementation of a proactive marketing program (the “Program”) designed to increase the investor awareness of the Company in the investment community and generate a significant increase in liquidity.

3. The Program

Trilogy will work with the Company and third parties to structure and implement a marketing program designed to create extensive financial market and investor awareness for the Company to drive long-term shareholder support. The core drivers of the Program will be: (i) to provide information to potential institutional and retail investors about the Company and its business; (ii) to stimulate interest in investment in the Company’s stock through a proactive sales and marketing program emphasizing technology-driven communications; (iii) leveraging the Company’s image to attract additional long term investors; and (iv) to create additional opportunities in M&A and Business Development.

As share price is affected by various factors unrelated to Trilogy’s efforts, Trilogy can give no assurance that the marketing program will result in an increase in the Company’s stock price; nevertheless Trilogy agrees to mobilize sufficient resource, time and attention and otherwise make reasonable efforts toward achieving the goal of increasing the Company’s stock price.

Current law provides that during any period in which the Company is in “registration” for a public offering of securities under the Securities Act of 1933, and during the distribution of such securities, the Company’s investor relations and marketing efforts must be severely limited. To ensure that Trilogy does not violate this requirement, the Company will advise Trilogy in writing whenever a registration statement is filed or a registration is pending for any of the Company’s securities. It will be the responsibility of the Company (with the advice of its securities counsel) to determine and advise Trilogy as to what investor relations and financial marketing efforts are permissible and not permissible during such periods. Trilogy will advise the Company in advance of any proposed investor relations or financial marketing efforts and follow the direction of the Company and its securities counsel with regard thereto.

4. Responsibilities

(1) Trilogy will structure and implement the Program described above in accordance with a marketing plan to be provided to the Company. Trilogy will work in conjunction with the Company’s management, securities counsel, investment bankers, auditors and marketing director, and under supervision of executive management. The Company shall provide Trilogy, in writing, with the name of any specific representative of management with whom the Company wishes Trilogy to communicate. Trilogy will designate a principal account representative to have primary responsibility for this engagement. Trilogy shall be deemed to be in full compliance with its duties hereunder unless and until it receives a written notice from the Company to the contrary, specifying in detail Trilogy’s failure to perform, in which event Trilogy shall take all reasonable steps to remedy the problem.

(2) The content of the Program will include the following:

•         Campaign Planning, Development and Execution

•         Press Announcements: drafting, approval and distribution

•         Database Development and Management

•         Image Analysis: recommendations and implementation

•         Messaging: institutional and retail

•         Online presentations: drafting and production responsibilities

•         Website Overhaul – installation and maintenance of auto IR program

•         Email messaging: targets: Retail and Institutional/Other databases

•         Media including Interactives and PowerPoints

•         Direct Mail: shareholder, media, the Company’s relationship universe

•         Public Relations

•         Capital Conferences

•         Assistance in the process for listing the Company’s shares on NASDAQ, including assistance in arranging multiple new market makers to sponsor the Company’s shares

(3) It is specifically agreed that Prominence Capital, LLC shall be working with Trilogy in this engagement for the benefit of the Company by providing such services as deemed appropriate by Trilogy and the Company. Compensation for the services provided by Prominence Capital, LLC shall be paid or shared by Trilogy on a separate agreement between them, and the Company shall not be obligated to pay any additional compensation separately to Prominence Capital, LLC.

(4) Trilogy and Prominence Capital, LLC understand that the investor awareness and marketing program for Amiworld, Inc. as described herein will be handled primarily by an affiliate of the Company and agree to communicate with, and report to, representatives of such an affiliate to be designated by the Company in a separate writing. All Trilogy’s communication with, reporting to and direction from such designated representative shall be as though such communication, reporting and direction was with, to and by the Company.

(5) Trilogy agrees to provide the Company with a monthly report, due on the 10th of each month, describing (a) specific actions taken and activities conducted by Trilogy and/or Prominence Capital, LLC for the benefit of the Company, including references, nature and scope of such activities,

5. IR Documents

Trilogy shall assist the Company in preparing and disseminating investor relations documents, materials and Company presentations (“IR Documents”), including without limitation press releases, online communications and the Company’s website. The Company assumes full responsibility for the accuracy and completeness of all IR Documents and for their compliance with applicable laws, rules and regulations. Trilogy shall have no obligation or duty to verify the accuracy or completeness of the IR Documents or their compliance with applicable law. Trilogy shall have the right to refuse to release or publish or participate in the release or publication of any IR Document that has not been approved in writing by the Company or that it reasonably believes to contain a misstatement of material fact, to omit to state any material fact or to otherwise not fully comply with applicable law.

6. Fees

The Company agrees to pay to Trilogy a fee (the “Base Fee”) in an amount equal to $90,000 for the six month initial term, payable at the rate of $15,000.00 per month as long as the Company is not in default under this Agreement. After the Initial Term, if the parties agree to extend this Agreement, which shall be indicated in writing duly executed by the parties hereto, the Company shall continue to pay a monthly Base Fee of $15,000.

If the Commencement Date is not on the first day of the month, the Company shall pay to Trilogy a pro rata share of the monthly fee for the remainder of such month (based on a 30-day month) plus the monthly fee for the following full month. Subsequent payments shall be due on the first day of each month thereafter (including payments for services after the Initial Term).

All payments shall be made by wire transfer of funds to such account as may be designated by Trilogy. In the event any monthly installment is not paid in full by the fifth (5th) business day of any month, Trilogy shall incur certain costs and expenses, the amount of which the parties agree is extremely difficult, if not impossible, to determine. Therefore, the parties agree that a late fee equal to ten percent (10%) of the unpaid portion of any monthly installment shall be added for any payment not received by Trilogy on or before the fifth (5th) business day of any month. In addition, should any monthly installment not be received by Trilogy within 30 days of the due date, in addition to any other rights or remedies available, Trilogy shall have the right to cease performing further services hereunder until the Company’s payments are brought current. Trilogy may also use any remaining marketing funds the Company has advanced to Trilogy to bring current any unpaid Base Fee.

7. Equity Compensation

As a material inducement to Trilogy to execute this Agreement, the Company has concurrently herewith issued to Trilogy Two Hundred Thousand (200,000) shares (the “Shares”) of “restricted” common stock of the Company pursuant to a mutually agreed upon Stock Issuance Agreement to be entered into immediately following the execution of this Agreement. One Hundred Thousand (100,000) of the Shares, representing one half (1/2) of such Shares, shall be deemed earned as of the date hereof and the remaining One Hundred Thousand (100,000) of the Shares (the second half of such Shares) shall be deemed earned as of January 1, 2009 and the relevant certificate representing ownership of the second 100,000 shares shall be held by a party mutually acceptable to the parties hereto. The Shares will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, and will be subject to customary restrictions on transfer under the Securities Act. Unless a relevant exemption from registration is available, which exemption shall be acceptable to the Company and its counsel, the Shares shall have customary piggyback registration rights requiring the Company to include the registration of the Shares in the next registration statement filed by the Company under the Securities Act (except for registration statements filed on Form S-8).

8. Marketing Budget

The financial marketing program provided by Trilogy requires the Company to incur certain third party marketing costs. Such costs shall, at Trilogy’s election, be invoiced directly to the Company or paid by Trilogy and reimbursed by the Company. Trilogy will not incur these costs on behalf of the Company except with the prior approval of the Company or pursuant to a budget approved by the Company (which budget shall not be less than $150,000 for a 12-month term, however the Company agrees that a disproportionate amount of the budget may be incurred in the initial three months of the Program). The Company agrees that Trilogy may postpone any proposed marketing program until the full budgeted marketing costs are fully funded. The Company agrees to pay or reimburse when due all budgeted or approved marketing costs and the failure to do so shall be deemed to be a material breach of this Agreement by the Company. Trilogy agrees to consult with the Company prior to the time any costs and expenses are incurred or paid and to obtain prior approval of the Company in each instance. The Company shall have no obligation to reimburse Trilogy for any third party marketing cost that exceeds the approved budget or is otherwise not approved by the Company. The Company understands that prompt payment of these costs is vital to the on-going investor relations program, and therefore agrees that Trilogy may suspend its services should any marketing cost not be paid when due. The Company shall indemnify and hold harmless Trilogy from any losses, claims, costs, expenses, liabilities and damages resulting from its failure to timely pay or reimburse Trilogy for these third party marketing costs.

9. Indemnification

(1) The Company unconditionally, absolutely and irrevocably agrees to and shall indemnify and hold harmless Trilogy and its past, present and future directors, officers, affiliates, counsel, shareholders, employees, agents, representatives, contractors, successors and assigns (Trilogy and such persons are collectively referred to as the “Indemnified Persons”) from and against any and all losses, claims, costs, expenses, liabilities and damages (or actions in respect thereof) arising out of or related to this Agreement, the performance of services pursuant to the Agreement, and any reasonable actions taken or omitted to be taken by the Indemnified Persons in connection with this Agreement (“Indemnified Claim”), provided that such indemnification shall cover losses, claims, costs, expenses, liabilities and damages imposed on or incurred by the Indemnified Persons, directly or indirectly, only to the extent such losses, claims, costs, expenses, liabilities and damages are caused by misstatement or omission of fact or any inaccuracy in any information provided or approved by the Company in connection with the engagement, including any actual or alleged inaccuracy in any information in any SEC filing, press release, website marketing material or other document, or oral presentation or webcast, whether or not the Indemnified Persons relied thereon or had knowledge thereof. In addition, the Company agrees to reimburse the Indemnified Persons for legal or other expenses reasonably incurred by them in respect of each Indemnified Claim at the time such expenses are incurred. Notwithstanding the foregoing, the Company shall not be obligated under the foregoing for any loss, claim, liability or damage that is finally determined by a court with proper jurisdiction to have resulted primarily from negligence, willful misconduct or bad faith of the Indemnified Person.

(2) Trilogy and Prominence Capital, LLC unconditionally, absolutely and irrevocably agree to and shall indemnify and hold harmless the Company and its past, present and future directors, officers, affiliates, counsel, shareholders, employees, agents, representatives, contractors, successors and assigns from and against any and all losses, claims, costs, expenses, liabilities and damages (or actions in respect thereof) arising out of or related to this Agreement, the performance of services pursuant to the Agreement, and any reasonable actions taken or omitted to be taken by the Company in connection with this Agreement, but only to the extent such losses, claims, costs, expenses, liabilities and damages are caused by negligence, willful misconduct or bad faith on the part of Trilogy and/or Prominence Capital, LLC. Notwithstanding the above, Trilogy and Prominence Capital, LLC shall not be obligated to indemnify under this provision so long as they have obtained the Company’s specific prior approval for each of the activities they performed, for each of the conducts they undertook and for each of the information and material they disseminated on behalf of the Company and otherwise have acted faithfully in accordance with the provisions of this Agreement.

10. Terms and Conditions	The Company agrees to all of the Terms and Conditions that are attached hereto, and incorporated herein as if fully set forth, as Exhibit “A.”

Agreed and Accepted:

Amiworld, Inc. By __s/Mamoru Saito____________ Name: Mamoru Saito Title: Chairman and CEO	Trilogy Capital Partners, Inc. By __s/Norman A. Kunin_____________ Name: Norman A. Kunin Title: Sr. Vice President

Agreed and Accepted:

Prominence Capital, LLC By__s/Phillip W. Knight_______________ Name: Phillip W. Knight Title: Managing Member

EXHIBIT “A”

Terms and Conditions of

Letter of Engagement

1.         Confidential Information. Trilogy agrees to hold all Confidential Information in confidence and will not, except as provided in this Agreement, without the prior written consent of the Company, disclose or use such Confidential Information other than in connection with performing its duties and responsibilities under this Agreement.

“Confidential Information” means all technical, commercial, financial or other information concerning the business, affairs and operations of the Company and its affiliates and which the Company or its agents or representatives have provided or will provide to Trilogy in connection with its services hereunder whether provided in writing, electronically or verbally. Notwithstanding the foregoing, the following will not constitute “Confidential Information” for purposes of this Agreement: (i) information which is available in the public domain or marketplace; (ii) information which after disclosure to Trilogy by the Company becomes part of the public domain by publication or otherwise, except by breach by Trilogy of the terms of this Agreement; (iii) information which was rightfully in the possession of Trilogy at the time of disclosure to Trilogy by the Company; and (iv) information which is rightfully received by Trilogy from a third party who is not prohibited from transmitting the information to Trilogy by a contractual, legal or fiduciary obligation to the Company.

Without the consent of the Company, Trilogy may disclose Confidential Information pursuant to legal process or as otherwise required by law, to enforce its rights under this Agreement, and/or to defend itself or any of its officers, directors, agents or affiliates in connection any claim, action or proceeding arising out of or related to this Agreement, the performance of services pursuant to the Agreement, or any actions taken or omitted to be taken by an Indemnified Party in connection with this Agreement.

2.         Corporate Obligations. The obligations of Trilogy under this Agreement are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Trilogy shall be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any other party to this Agreement. 3.         Limitation of Liability. In no event shall Trilogy be liable for consequential damages, even if it has been advised thereof. In no event shall Trilogy’s liability exceed the fees paid to it pursuant to this Agreement.

4.         Additional Services. If Trilogy is called upon to render services directly or indirectly relating to the subject matter of this Agreement beyond the services contemplated above (including, but not limited to, production of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), the Company shall pay to Trilogy a reasonable hourly rate for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses and the reasonable legal fees and expenses of Trilogy’s counsel. This Section is not intended to address circumstances in which Trilogy has a claim for indemnification, which circumstances are addressed by this Agreement.

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 5.         Survival of Certain Provisions. The Sections of this Agreement entitled “Indemnification”, “Corporate Obligations,” “Limitation of Liability,” “Additional Services,” “Attorneys’ Fees” and “Governing Law” shall survive any termination of this Agreement and Trilogy’s engagement pursuant to this Agreement. In addition, such termination shall not terminate Trilogy’s right to compensation accrued through the date of termination and for reimbursement of allowed expenses (including third party marketing costs). Any purported termination of this Agreement by the Company prior to the end of the Initial Term other than for material breach or default under “Term and Termination” above, or any termination by Trilogy as a result of material breach or default by the Company under “Term and Termination” above, shall not terminate Trilogy’s right to the entire Base Fee.

6.         Services/Reimbursable Expenses. The Base Fee and other monthly fees paid to Trilogy under this Agreement will cover all services rendered by Trilogy and Trilogy personnel. Travel and entertainment costs for Trilogy personnel, in addition to certain third-party costs, will be borne and paid or reimbursed by the Company. Trilogy will provide reasonable documentation to support reimbursement claims. Trilogy will not incur any individual reimbursable cost of $500 or more that is not included in the approved marketing budget without the written approval from the Company.

7.         Attorneys’ Fees. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys’ fees to be fixed by the court.   8.         Governing Law.          This Agreement shall be governed by laws of the State of New York without giving effect to the principles of conflicts of law thereof. The invalidity of any provision shall not affect the remaining provisions. The parties hereby consent to the exclusive jurisdiction, venue and forum of any state or federal court in New York with respect to any action, which, in whole or in part, in any manner arises under or relates to this Agreement.